CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2015 relating to the financial statements and financial highlights which appears in the March 31, 2015 Annual Report to Members of Grosvenor Registered Multi-Strategy Fund (TI 2), LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

Chicago, Illinois

July 27, 2015